Exhibit 99.1

TII NETWORK TECHNOLOGIES RETAINS

MOORELAND PARTNERS LLC

EDGEWOOD, NY – June 18, 2009 – Tii Network Technologies, Inc. (Nasdaq: TIII), a leader in designing, manufacturing and marketing network products for the communications industry, today announced that its Board of Directors has retained the services of Mooreland Partners LLC to assist it in considering various strategic and financial alternatives available to the Company. These alternatives include the previously disclosed expression of interest received from Wilcom, Inc.

Mooreland Partners LLC is a global boutique investment banking firm, headquartered in Greenwich, CT. Mooreland specializes in the Information and Communications Technology industries.

About Tii Network Technologies, Inc.

Tii Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, designs, manufactures and sells products to the service providers in the Communications Industry for use in their networks. Their products are typically found outdoors in the service provider’s distribution network, at the interface where the service provider’s network connects to the user’s network, and inside the user’s home or apartment, and are critical to the successful delivery of voice and broadband communication services. Additional information about the company can be found at www.tiinettech.com.

CONTACT:

Kenneth A. Paladino, CEO

TII Network Technologies, Inc.

(631) 789-5000